Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D amendment, dated January 16, 2025, relating to the common stock, par value $0.01 per share, of NN, Inc. shall be filed on behalf of the undersigned.

January 16, 2025
(Date)

Corre Opportunities Qualified Master Fund, LP By: Corre Partners Advisors, LLC, its general partner

By: /s/ Eric Soderlund
Name: Eric Soderlund Title: Managing Member
Corre Partners Advisors, LLC

By: /s/ Eric Soderlund
Name: Eric Soderlund Title: Managing Member
Corre Partners Management, LLC

By: /s/ Eric Soderlund
Name: Eric Soderlund Title: Managing Member
John Barrett

/s/ John Barrett

Eric Soderlund

/s/ Eric Soderlund